UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 21, 2011
THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 943-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d)	Effective February 21, 2011, the Board of Directors of The Lubrizol Corporation appointed N. Mohan Reddy, Ph.D., a director of the Company. Dr. Reddy will stand for election by shareholders at the 2011 Annual Meeting for a one-year term and will serve on the Nominating and Governance Committee and the Organization and Compensation Committee.

There is no arrangement pursuant to which Dr. Reddy was selected as a director, and there are no related person transactions between The Lubrizol Corporation and Dr. Reddy that are reportable under Item 404(a) of Regulation S-K.

Dr. Reddy will participate in Lubrizol’s standard compensation arrangements and plans for non-employee directors described in The Lubrizol Corporation Proxy Statement dated March 17, 2010, including The Lubrizol Corporation Deferred Compensation Plan for Directors. As with all of Lubrizol’s non-employee directors, Lubrizol will enter into an indemnification agreement with Dr. Reddy pursuant to which he is entitled to indemnification and advancement of expenses to the maximum extent provided by Ohio law if he is, or is threatened to be made, a party to a proceeding by reason of his status as a director of Lubrizol.

In connection with his appointment, Dr. Reddy received a grant of 152 restricted stock units under The Lubrizol Corporation 2010 Stock Incentive Plan, which represents a pro-rata amount of the restricted stock unit award automatically granted to independent directors each Annual Meeting of Shareholders. This award will vest on the date of the 2011 Annual Meeting of Shareholders.

A copy of the press release announcing Dr. Reddy’s appointment is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed herewith:

99.1	The Lubrizol Corporation press release dated February 24, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION
Date: February 24, 2011	By:	/s/ Leslie M. Reynolds
		Name:	Leslie M. Reynolds
		Title:	Corporate Secretary and Counsel

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